Exhibit 99.4

FORM OF NOMINEE HOLDER CERTIFICATION

VOLTARI CORPORATION

The undersigned, a broker, dealer, custodian bank, trust company or other nominee record holder of subscription rights to purchase shares of common stock, $0.001 par value per share (the “common stock”) of Voltari Corporation (the “Company”) pursuant to the rights offering (the “Rights Offering”) described and provided for in the Company’s prospectus dated                     , 2015 (the “Prospectus”) hereby certifies to the Company and to American Stock Transfer & Trust Company, LLC, as subscription agent for the Rights Offering, that (i) the undersigned has exercised, on behalf of the beneficial owner thereof (which may include the undersigned), the number of subscription rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus) and, if applicable, subscribed for the number of shares of common stock specified below pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying such beneficial owner) and (ii) that the undersigned, has paid on behalf of the beneficial holder thereof (which may include the undersigned) or has caused the beneficial holder thereof to pay, a ordinary subscription price equal to $             per whole share, for all shares purchased by such beneficial holder in this Rights Offering, for such beneficial owners that purchase less than 1,300,000 shares in this Rights Offering, and a premium subscription price equal to $             per whole share, for all shares purchased by such beneficial owner in this Rights Offering, for such beneficial owners that purchase 1,300,000 shares or more in this Rights Offering:

Number of Shares of Common Stock Owned Directly and Indirectly on February 13, 2015, the Record Date		Number of Shares of Common Stock Subscribed for pursuant to the Basic Subscription Privilege	Number of Shares of Common Stock Subscribed for pursuant to the Over-Subscription Privilege
Directly	Indirectly
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

In order to protect the Company from the loss of its net operating losses, or NOLs, the Company reserves the right, in the sole discretion of its board of directors, to limit the number of shares that may be purchased in this Rights Offering by any subscriber who owned less than 4.95% of the Company’s common stock prior to this Rights Offering, if such purchase would result in such subscriber owning 4.95% or more of the Company’s common stock following the completion of this Rights Offering. For purposes of calculating the exercise limits in this Rights Offering, common stock owned by a subscriber includes common stock deemed to be owned by such subscriber under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), including common stock owned by:

•	any living spouse, child, grandchild, or parent;

•	if the subscriber is an entity, by any person that owns the subscriber;

•	any entity in which the subscriber holds an interest (in proportion to such interest); and

•	any person (other than the Company), if the subscriber holds an option to purchase the Company’s common stock or an interest in an entity that owns or is deemed to own the Company’s common stock, if such option was obtained from such person and would be treated as exercised under Section 382 of the Code.

Notwithstanding the foregoing, in the event any subscriber who owned less than 5.0% of the Company’s common stock prior to this Rights Offering purchased shares in the Rights Offering that resulted in such subscriber owning 5.0% or more of the Company’s common stock following the completion of this Rights Offering, such shares will be void ab initio unless the Company’s board of directors, in its sole discretion, consents to such issuance (such consent not to be implied by any inaction by the Company’s board of directors).

In connection with the exercise of the subscription rights exercised herein on behalf of the beneficial owner thereof, the undersigned represents that the beneficial owner of the rights exercised herein has agreed as follows:

•	The Company may limit the number of shares any subscriber may purchase (pursuant to the basic subscription right or over-subscription privilege) pursuant to the exercise limits described in the Prospectus;

•	The Company may limit or refuse subscriptions from some subscribers and not others;

•	The Company may void and cancel the issuance of certain shares pursuant to the limitations set forth herein;

•	The beneficial holder will not own 33% or more of the Company’s issued and outstanding common stock following completion of this Rights Offering, unless such beneficial holder has paid the premium subscription price for all shares of the Company’s common stock that it purchased in this Rights Offering; and

•	Any purported exercise of rights in violation of the terms of this Rights Offering, including but not limited to the terms set forth in the subscription documents, will be void and of no force and effect.

Name of Nominee Holder	DTC Participant Number

By:
Name: Title: Phone Number: Fax Number:	DTC Subscription Confirmation Numbers
Dated: